EXHIBIT 99-2
                                                              September 16, 2003

              Metris Announces Replacement of $610 Million ABS Debt

MINNETONKA, Minn. (September xx, 2003) - Metris Companies Inc. (NYSE: MXT) announced today that Metris Receivables, Inc. (MRI), its wholly owned subsidiary, through the Metris Master Trust (MMT), has replaced the $610 million 2001-1 series asset-backed securitization from the MMT. The 2001-1 series was scheduled to begin an accumulation period on November 1, 2003 and mature in January 2004.

The replacement of the 2001-1 series also meets the requirements of the Company's existing conduit providers that the Company secure an additional funding commitment no later than September 30, 2003. The new private conduit, series 2003-1, matures February 28, 2004.

"We are pleased to have met this funding requirement," said David Wesselink, Metris Chairman and CEO. "Today's announcement represents further progress in the Company's efforts to enhance our overall liquidity position."

Metris Companies Inc. (NYSE: MXT), based in Minnetonka, Minn., is one of the largest bankcard issuers in the United States. The company issues credit cards through Direct Merchants Credit Card Bank, N.A., a wholly owned subsidiary headquartered in Scottsdale, Ariz. For more information, visit www.metriscompanies.com or www.directmerchantsbank.com.

Certain information discussed in this press release may constitute forward-looking statements within the meaning of the Federal Securities law. Although the Company believes that the expectations reflected in such forward-looking statements are based on reasonable assumptions, it can give no assurance that its expectations will be achieved. Forward-looking information is subject to certain risks, trends and uncertainties that could cause actual results to differ materially from those projected. Among those factors are: higher delinquency, charge-off and bankruptcy rates of the Company's target market of moderate-income consumers; risks associated with Direct Merchants Credit Card Bank's ability to comply with its agreement with regulators regarding the safety and soundness of its operations; risks relating to the Company's continuing ability to market enhancement services and debt waiver/debt suspension products, and maintain or expand on current levels in that business; interest rate risks; risks associated with acquired portfolios; dependence on the securitization markets and other funding sources to fund our business, including the refinancing of existing indebtedness; reduced funding availability and increased funding costs; state and federal laws and regulations that limit the Company's business activities, product offerings and fees; privacy laws that could result in lower marketing revenue and penalties for non-compliance; and general economic conditions that can have a negative impact on the performance of loans and marketing of enhancement services and its debt waiver/debt suspension products. For further information on factors that could impact the Company, and statements contained herein, reference should be made to the Company's filings with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, current reports on Form 8-K and annual reports on Form 10-K.

    Media Relations                             Investor Relations
    Mike Smith                                  Scott Fjellman
    Vice President                              Senior Vice President
    Phone: 952.417.5759                         Phone: 952.358.4508
    Fax: 952.417.5613                           Fax: 952.593.4733